Exhibit (a)(3)


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December 16, 2005



TO:          UNIT HOLDERS OF YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") the Purchasers named in the attached Offer (collectively the "Purchasers") are offering to purchase up to 6,390 Units of limited partnership interest (the "Units") in YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP (the "Partnership") at a purchase price equal to:

                                  $100 per Unit
                                  -------------

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP without the usual transaction costs associated with market sales or partnership transfer fees.

Reasons you may wish to sell your Units:

     o The Partnership began trying to sell its remaining property 9 years ago!
     o You may wish to sell your Units to us if you want liquidity for your investment anytime soon.
     o We are offering to purchase any and all Units, so if you choose to sell your Units, you can completely liquidate your investment.
     o If you sell your Units, you will no longer have to include Schedule K-1 information from this Partnership in your tax return and may avoid some retirement account fees which some IRA custodians charge for holding investments such as limited partnership units.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119


If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) January 17, 2006